Exhibit a(5)(B)

Maiden Commences Tender Offer to Purchase Preference Shares, Series A,

Series C and Series D for an Aggregate Purchase Price of up to $100,000,000

PEMBROKE, Bermuda, November 13, 2020 - Maiden Holdings, Ltd. (NASDAQ:  MHLD) ("Maiden") announced today the commencement of a cash tender offer (the “Offer”), through its indirect, wholly-owned subsidiary, Maiden Reinsurance Ltd. (the “Company”), to purchase the number of securities listed in the table below (the “Securities”) as can be purchased for an aggregate purchase price of up to $100,000,000 (the “Maximum Aggregate Purchase Amount”).

Series of Securities	CUSIP No. / ISIN	Liquidation Preference Per Share	Aggregate Liquidation Preference Outstanding	Offer Price
8.250% Non-Cumulative Preference Shares, Series A of Maiden Holdings, Ltd. (“Series A Preference Shares”)	G5753U 120 / BMG5753U1201	$25.00	$150,000,000	$10.50 per share

7.125% Non-Cumulative Preference Shares, Series C of Maiden Holdings, Ltd. (“Series C Preference Shares”)	G5753U 138 / BMG5753U1383	$25.00	$165,000,000	$10.50 per share

6.700% Non-Cumulative Preference Shares, Series D of Maiden Holdings, Ltd. (“Series D Preference Shares”)	G5753U 146 / BMG5753U1466	$25.00	$150,000,000	$10.50 per share

The consideration for each Series A Preference Share, each Series C Preference Share and each Series D Preference Share tendered and accepted for purchase pursuant to the Offer will equal $10.50 (the “Offer Price”). The Offer Price does not, and will not, include any amount with respect to dividends.

The principal purpose of the Offer is to adjust Maiden’s capital structure to reflect its current operations and the amount of capital required to operate both Maiden and the Company. Maiden’s board of directors has not declared or paid dividends on the Securities since the fourth quarter of 2018 and there can be no assurance that Maiden will declare and pay dividends on the Securities in the future. The Securities are perpetual and there is no fixed date on which Maiden is required to redeem or otherwise repurchase them. Further, given the perpetual form of capital the Securities represent, there can be no assurance that Maiden or the Company will make additional offers in the future to purchase the Securities.

The acquisition by the Company of the Securities pursuant to this Offer is being made in compliance with the Company’s investment policy which has been approved by the Vermont Department of Financial Regulation.

Maiden or the Company reserves the right, but is not obligated, to increase the Maximum Aggregate Purchase Amount in its sole and absolute discretion. The Offer will expire on December 15, 2020 at 11:59 p.m., New York City time, unless Maiden or the Company extends it (such time and date, as the same may be extended, the “Expiration Time”).

If the aggregate Offer Price of the Securities that are validly tendered and not properly withdrawn as of the Expiration Time (the “Total Consideration Amount”) exceeds the Maximum Aggregate Purchase Amount, the Company will accept for purchase that number of Securities that does not result in the Total Consideration Amount exceeding the Maximum Aggregate Purchase Amount. In that event, the Securities will be subject to proration, as described in the Offer to Purchase, dated November 13, 2020 (the “Offer to Purchase”).

The Company will pay the purchase price for the Securities it purchases promptly after the Expiration Time and the acceptance of the Securities for purchase. The date on which such payment is made is referred to as the “Settlement Date.” The Company currently expects the Settlement Date to be December 17, 2020.

Securities tendered pursuant to the Offer may be validly withdrawn at any time on or prior to the Expiration Time by following the procedures described in the Offer to Purchase.

The terms and conditions of the Offer are described in the Offer to Purchase. The Offer is subject to the satisfaction or waiver of certain conditions specified in the Offer to Purchase.

The Offer to Purchase will be mailed to record holders of the Securities and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on Maiden’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities. The Offer to Purchase contains important information that holders are urged to read before any decision is made with respect to the Offer.

Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended, Maiden will file with the Securities and Exchange Commission (the “SEC”) an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the SEC’s website at www.sec.gov.

BofA Securities is acting as dealer manager for the Offer. The Company will pay registered brokers and dealers in the United States that process tenders into the Offer from DTC participants and persons resident in the United States (the “Retail Processing Dealers”) retail processing fees. Each Retail Processing Dealer that successfully processes tenders from a retail beneficial owner of Securities will be eligible to receive a retail processing fee from the Company equal to $0.125 per Series A Preference Share, Series C Preference Share or Series D Preference Share validly tendered and not properly withdrawn by or on behalf of such retail beneficial owner and accepted for purchase by the Company, except for any Series A Preference Shares, Series C Preference Shares or Series D Preference Shares tendered by a Retail Processing Dealer for its own account. For additional information regarding the terms of the Offer, please contact: BofA Securities, Attn: Liability Management, at telephone (980) 387-3907 (collect) or by email at debt_advisory@bofa.com. To request documentation relating to the Offer, please contact Global Bondholder Services Corporation, which is acting as the tender agent and information agent for the Offer, at (866)-794-2200 (toll-free) or (212) 430-3774.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER OR SOLICITATION TO PURCHASE SECURITIES. THE OFFER IS BEING MADE SOLELY PURSUANT TO THE OFFER TO PURCHASE, WHICH SETS FORTH THE COMPLETE TERMS OF THE OFFER THAT HOLDERS OF THE SECURITIES SHOULD CAREFULLY READ PRIOR TO MAKING ANY DECISION.

THE COMPANY IS NOT MAKING THE OFFER TO (NOR WILL IT ACCEPT ANY TENDER OF SECURITIES FROM OR ON BEHALF OF) HOLDERS OF SECURITIES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF SECURITIES WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE SUCH ACTION AS THE COMPANY MAY DEEM NECESSARY FOR IT TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF SECURITIES IN SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON THE COMPANY’S BEHALF BY ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007.

Forward-Looking Statements

This press release includes forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Maiden Holdings, Ltd. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Maiden Holdings, Ltd. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

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